Exhibit 10.n


                                                        BOLLINGER/WELLS

                                                        230 Park Avenue
                                                        New York, New York 10169
                                                        (212) 697-7174
Bollinger, Wells, Lett & Co., Inc.                      Fax: (212) 972-1039
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Mr. Gerald F. Murphy, 25 Rockwood Place, Englewood,  New Jersey 07631, on behalf of ATS Money Systems, Inc. ("ATS"), and Alan K. Wells, 230 Park Avenue, New York, New York 10169, on behalf of Bollinger, Wells, Lett & Co., Inc. ("BWL"), have agreed as follows:

1. That BWL will begin an active search for a merger, acquisition, or recapitalization opportunity for ATS, and BWL is authorized to represent ATS and to make inquiries of strategic targets in its behalf.

2. BWL will bear its own expenses in this connection and will use its best judgment and effort in selecting and contacting the best strategic targets.

3. BWL will be authorized to actively represent ATS from the date of this Agreement until it is terminated by either party, at any time via registered mail, or until a business combination involving ATS has been completed.

4. The transaction ("COMBINATION") may be a merger, acquisition, purchase or sale of stock, purchase or sale of assets, reorganization, recapitalization or any form of business combination.

5. Nothing in this Agreement will be construed as prohibiting ATS from refusing any COMBINATION offered by BWL at any price.

6. Upon the successful completion of a COMBINATION during the term of this Agreement and the subsequent period as provided for in paragraph 7 below, BWL will be paid at closing by ATS a cash fee equal to a percentage of the total consideration received by ATS in the COMBINATION as follows:

           4% of the first $5 million of transaction value, plus
           3% of the next $5 million of transaction value, plus
           2% of all transaction value in excess of $ 10 million.

Total transaction value includes, but is not limited to, contingency pay-outs; assumption of liabilities; retention of cash, purchase/sale of related real estate; equity in any new company to be formed as part of the transaction; any payments made to officers/directors for consultation, non-compete convenants, services, and/or incentive payments above current levels; and/or any other economic benefits received by the officers/shareholders of strategic target in the COMBINATION.

In the event a COMBINATION occurs between ATS and IVI Corporation or Percell Group PLC, BWL will be paid a cash fee of $50,000 at the Closing of such transaction.

7. BWL will be ATS's exclusive representative during the term of this Agreement and will be entitled to a fee, payable in cash as determined above, resulting from any COMBINATION (whether or not resulting from BWL's efforts) completed within 18 months after its expiration with an acquirer that was introduced by BWL or met with ATS during the term of this Agreement and prior to its termination.

8. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York as applied to contracts made and fully performed there.

Accepted and Agreed to:

For ATS MONEY SYSTEMS, INC.                   BOLLINGER, WELLS, LETT & CO., INC.

By                                            By
   -----------------------------------------  ----------------------------------
   Gerald F. Murphy            Date           Allen K. Wells          Date
   Its President & Chief Executive Officer